EXHIBIT 4.(ii)


                                 LOAN AGREEMENT
                                 --------------

        STATE OF TEXAS                      )
                                            ) KNOW ALL MEN BY THESE PRESENTS:
        COUNTY OF PARKER                    )

                   WHEREAS, this the 30th day of September, 1991, TEXAS BANK, WEATHERFORD, as Lender, and ANTENNA PRODUCTS CORPORATION, hereinafter known as Debtor, a Texas Corporation duly existing under the laws of the State of Texas and having its principal place of business in Mineral Wells, Palo Pinto County, Texas, and Gary W. Havener, and Havener Enterprises, Inc. hereinafter known as Guarantors, do all hereby enter into the following agreement whereby Lender agrees to make available to the Debtor for an amount not to exceed ONE MILLION,
 ONE              HUNDRED              FIFTY              THOUSAND             &
 NO/100--------------------------($1,150,000.00)------------------------DOLLARS,
 upon the following terms and condition:

                                       I.

                   In consideration of the Bank's extending credit to Borrower, Borrower hereby grants to Bank a security interest in (including, without limitation, a lien on and pledge of) all of Borrower's Collateral (as hereinafter defined).

                   The security interest and Deed of Trust liens are given to and shall be held by Bank as security for the payment and performance of all Obligations owed by Debtor.

                   During the continuance of the Agreement Borrower will, at such intervals as Bank may request, notify Bank, upon a form satisfactory to Bank, of all Collateral which has come into existence since the date hereof or the date of the last such notification, including, without ae limitation, the delivery of schedules of the collateral and/or proceeds resulting from the sale or other disposition thereof.

                                       II.

                   The above described note in the amount of $1,150,000.00 is payable as follows:

                   Principal and interest shall be due and payable in monthly installments in the amount of $9,980.00 each, said installments shall be due and payable monthly on or before the 30th day of each month, commencing on October 30, 1991 and continuing on the 30th day of each consecutive month thereafter until maturity; of said monthly installment so paid, the money shall first be applied to the payment of the interest due, and the balance shall be applied to the payment of the principal sum. Interest on the hereinabove described indebtedness shall be paid in accordance with the terms and conditions of such note.




LOAN AGREEMENT - PAGE 1 OF 9

                                      III.

           The following definitions shall apply:

                   (a) "Collateral" shall include, without limitation, all of borrower's present right, title and interest in or to any and all of the following property, whether such property be now existing or hereafter created.

                   (i) Real Property, more fully described on attached Exhibit "A" and as set out in the Appraisals made by Ross M. Ellis, MAI, dated November 5, 1988 and by Marshall & Stevens, Inc. dated April 4, 1991.

                   (ii) Fixtures as described in Security Agreement;

                   (iii)  All  products  of  and   accessions   to  any  of  the
 Collateral;

                   (b) "Obligation(s)" shall include, without limitation, all loans, advances, indebtedness, notes, liabilities and amount, liquidated or unliquidated, owing by Borrower to Bank at any time, each of every kind, nature and description, whether arising under this Agreement or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by Borrower to Bank; or are due indirectly by Borrower to Bank as endorser or guarantor; or as Obligor or Obligations due to third persons which have been endorsed or assigned to Bank; or otherwise), absolute or contingent due to become due, now existing or hereafter contracted. Said term shall also include all interest and other charges chargeable to Borrower or due from Borrower to Bank from time to time and all costs and expenses referred to in Paragraph 7 of this Agreement.

                   (c) "Event of default" shall mean the occurrence of any one or more of the following events:

                   (i) Borrower shall fail to pay any installment of principal or interest on account of the Obligations when such payment is due.

                   (ii) Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement or in any instrument, document or Agreement executed pursuant hereto.

                   (iii) Any warranty, representation or statement made or furnished to Bank by or on behalf of Borrower proves to have been false in any material respect when made or furnished.

                   (iv) Dissolution, termination of existence, insolvency or business failure of Borrower.

                   (v) Borrower shall: (i) cease, be unable, or admit in writing its inability to pay its debts as they mature, or make a general assignment for the benefit of, or enter into any composition, trust mortgage or other arrangement with creditors; (ii) apply for, or consent (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee or liquidator of Borrower or of a substantial part of its assets, or authorize such application or consent, or proceedings seeking such


LOAN AGREEMENT - PAGE 2 OF 9
 appointment shall be commenced against Borrower and continue undismissed for 30 days; or (iii) apply for, or consent (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorize such application or consent, or proceeding to such end shall be instituted against Borrower and remain unstayed and undismissed for 30 days, be approved as properly instituted or result in adjudication of bankruptcy or insolvency.


                                      IV.

                   The terms of indebtedness are as follows:

                   (a) Such loan shall be secured by a pledge of 100% of the Collateral, Real Estate and Fixtures as defined herein. Said Note will be additionally secured by a separate Guaranty Agreement by Guarantor, Gary Havener, and Guarantor Havener Enterprises, Inc. Said note will be additionally secured by an assignment of life insurance on the life of Gary W. Havener for the sum of $1,000,000.00. The level of insurance can decrease through time such that the proportional ratio of the life insurance policy to the remaining value of the indebtedness will always equal or exceed the beginning ratio of $1,000,000.00 insurance to $1,150,000.00 note value. Once the calculated amount drops below $100,000.00, the requirement will be removed. In the event, the life insurance required of guarantor should for any reason be paid to Texas Bank, Weatherford, then in such event, Texas Bank, Weatherford shall, upon receipt of such life insurance proceeds, assign and transfer the notes held by it and owed by Antenna Products Corporation, to the Estate of Gary Havener, and pay all proceeds of the life insurance policy in excess of the amount then due on said note.

                   (b) Guarantor will furnish to Lender the following information:

                   (i) Sworn personal financial statement on a no less frequent basis than annual.

                   (ii)  Annual   reviewed   financial   statement   on  Havener
 Enterprises as of its fiscal year end; and

                   (iii) Personal Tax return for 1990 and all subsequent years as long as the guaranty is in force.

                                       V.

                   Debtor shall perform the following terms and conditions during the life of such loan:

                   (i) The Debtor, so long as the indebtedness provided for or any part thereof is owed to the Lender, shall not merge into or consolidate with any other corporation or company without first notifying Lender. Lender shall have the option to continue said financing or require payment in full of all indebtedness.


LOAN AGREEMENT - PAGE 3 OF 9

                   (ii) Notify Lender of top management changes in the company - Chairman and Chief Executive Officer and President and General Manager.

                   (iii) Notify Lender of any changes in ownership of any class of stock amounting to more than 10% of the stock during any twelve month period.

                   (iv) Shall not pay any dividends or redeem any stock of more than 5% interest without the consent of the Lender.

                   (v) Shall limit purchases or sale of equipment and fixed assets to not more than $50,000.00 cumulative per year without Lender's concurrence. Debtor shall submit a capital plan at the beginning of each fiscal year detailing planned equipment purchases or sales for Lender approval. Any increase from the capital plan must be approved by Lender.

                   (vi) Shall limit the salary of all owners and officers to present levels unless a profit is shown the previous year. For the purposes of this Agreement, an owner shall be defined as any individual shareholder, his or her spouse or family unit, holding in excess of fifteen percent (15%) of the capital stock. If the previous year was profitable, salaries may be raised the amount of increase in cost of living for that year without Lender approval. The cost of living index will be defined as the Data Resources Labor Indicies for private industry. If the company's profit performance is 0 to 2.99% return on sales, then the increase will be limited to the cost of living. If the company profit performance is 3% to 5.99%, then the increase will be limited to two times to the cost of living.

                   (vii) Shall not sell the business without concurrence of the Lender and FMHA.

                   (viii) Promptly inform Lender in writing of (a) all material adverse changes in Borrower's financial condition, and (b) all litigation and claims and all threatened litigation and claims affecting Borrower or any Guarantor which could materially affect the financial condition of Borrower or the financial condition of any Guarantor.

                   (ix) Within thirty (30) days after the end of each calendar month, Debtor will furnish to the Lender internally generated financial statements including a balance sheet and an income statement. Within ninety
 (90) days after the end of the year Debtor will furnish to the Lender an annual audited financial statement.

                   (x) If requested by Lender, Debtor, at Debtor's expense will furnish to Lender an updated appraisal acceptable to Lender of the equipment and real estate every two (2) years, or as needed by Lender, but not more than every two years.

                   (xi) Maintain working capital of not less than $1,000,000.00

                   (xii) Maintain a ratio of maximum debt to net worth of 7 (seven) to 1 (one)



LOAN AGREEMENT - PAGE 4 OF 9

                   (xiii) Shall not assume any liability debt or obligation direct or contingent of any third party, without first obtaining the express written consent and approval of Lender. VI. Borrower shall pay to Bank any and all costs and expenses (including, without limitation, reasonable attorney's fees, court costs, litigation and other expenses) incurred or paid by Bank in establishing, maintaining, protecting or enforcing any of Bank's rights of the Obligations, including, without limitation, any and all such costs and expenses incurred or paid by Bank in defending Bank's security interest in title or right to the Collateral or in collecting or attempting to collect or enforcing or attempting to enforce payment of the Collateral.

                                      VII.

                   Bank, or its representatives, at any time and from time to time, shall have the right, and Borrower will permit them;

                   (a) to examine, check, make copies of or extracts from any of Borrower's books, records and files (including, without limitations, orders and original correspondence):

                   (b) to verify the Collateral or any portion or portions thereof or the Borrower's compliance with the provisions of this Agreement.

                                      VIII.

                   Borrower will execute and deliver to Bank any writing and do all things necessary, effectual or requested by Bank to carry into effect the provisions and intent of this Agreement, or to more fully vest in or assure to Bank (including, without limitations, all steps to create and perfect) the security interest in the Collateral granted to Bank by this Agreement or to comply with applicable statute or law and to facilitate the collection of the Collateral, including the furnishing, at Borrower's own cost and expense, at such intervals as Bank may establish from time to time, of reports, financed data and analyses satisfactory to Bank.

                                       IX.

                   Borrower covenants with and warrants to Bank:

                   (a) That Borrower will maintain insurance on all real estate and equipment against risks of fire (with customary extended coverage), sprinkler leakage, theft and other risks customarily insured against by companies engaged in businesses similar to that of Borrower in such amounts, containing such terms, in such form, for such periods and written by such companies as may be satisfactory to Bank, such insurance to be payable to Bank as its interest may appear in the event of loss; the policies for the same shall be deposited with Bank; and all such policies shall provide that they may not be canceled without first giving at least ten (10) days written notice of cancellation to Bank. In the event that Borrower fails to provide evidence of the maintenance of such insurance satisfactory to Bank, Bank may, at its option, secure such insurance and charge the cost thereof to Borrower and as a debit charge in Borrower's loan account, if any, or any other deposit account of Borrower with Bank. (b) That at the date hereof Borrower is (and as to


LOAN AGREEMENT - PAGE 5 OF 9

 Collateral that Borrower may acquire after the date hereof, will be) the lawful owner of the Collateral, and that the Collateral, and each item thereof, is, will be, and shall continue to be free of all restrictions, liens, encumbrances, or other right, title, or interest (other than the security interest therein granted to Bank hereby), credits, defenses, recoupments, set-offs or counterclaims whatsoever; that Borrower has and will have full power and authority to grant to Bank a security interest and liens therein; that Borrower has not transferred, assigned, sold, pledged, encumbered, subjected to lien or granted any security interest in, and will not transfer, assign, sell (except sales or other dispositions in the ordinary course of business, pledge, encumber, subject to lien or grant any security interest in, any of the Collateral (or any of Borrower's right, title or interest therein) to any person other than Bank; that the Collateral is and will be valid and genuine in all respects.

                   (c) That Borrower shall, during the term of this Agreement, keep Bank currently and accurately informed in writing of each location where Borrower's records relating to its accounts and contract rights respectively are kept, and shall not remove such records, or any of them, to another state without giving Bank at least thirty (30) days prior written notice thereof.

                   (d) That Borrower's principal place of business is correctly stated in the preamble to this Agreement, that Borrower shall, during the term of this agreement keep Bank currently and accurately informed in writing of each of its other places of business, and that Borrower shall not change the location of such principal place of business, or open any new, or close, move or change an existing or new place of business without giving Bank at least thirty (30 ) days prior written notice thereof.

                   (e) That Borrower will immediately notify Bank of any loss or damage to, or material diminution in or any occurrence which would adversely affect the value of the Collateral. In the event that Bank, in its sole discretion, shall determine that there has been any such loss, damage or material diminution in value, Borrower will, whenever Bank so requests, pay to Bank within such period as Bank shall specify such amount as Bank, in its sole discretion, shall have determined represents such loss, damage or material diminution in value,

                   (f) That Bank may from time to time in Bank's discretion hold and treat any deposits or other sums at any time credited by or due form Bank to Borrower and any securities or other property of Borrower in the possession of Bank, whether for safekeeping or otherwise, as Collateral security for an apply or set the same off against any Obligations of Borrower to Bank. Without limiting the generality of the foregoing.

                   (g) That at any time or times and whether or not an Event of Default has occurred, Bank may notify any Debtor or Debtors of its security interest in the Collateral and collect all amounts due thereon; and Borrower agrees, at the request of Bank, to notify all or any of the Debtors in writing of Bank's security interest in the Collateral in whatever manner Bank requests and, if Bank so requests, to permit Bank to mail such notices at Borrower's expenses.



LOAN AGREEMENT - PAGE 6 OF 9

                   (h)  That  all  representations  now  or  hereafter  made  by
 Borrower to Bank, whether in this Agreement or in any supporting or supplemental reports, statements or documentation, including, without limitation, statements relating to the Collateral and financial statement, are, will be, and shall continue to be true and correct in all respects.

                   (i) That Debtor is in compliance of all local, state, and federal laws and regulations pertaining to hazardous substances.

                   (j) Borrower has no knowledge of any contamination from hazardous substances of any real or personal property pledged as collateral for this loan which is in violation of any such laws and regulations.

                   (k) Borrower assumes full responsibility for all costs incurred in any clean-up involving hazardous substances and agrees to indemnify Lender and FMHA against payment of any such costs, and further agrees to execute a separate indemnifications agreement if demanded by Lender or FMHA.

                   (l) Until full repayment of the loan, Debtor shall promptly notify Lender if it knows, suspects or believes there may be any hazardous substance in or around the real property securing this loan or if Debtor and/or such property are subject to any investigation by any Governmental Agency pertaining to any hazardous substance.

                   In an Event of a monetary Default shall occur, at the election of Bank, all Obligations shall become immediately due and payable without notice or demand. In the event of a non-monetary default Borrower shall have ten (10) days to cure the default.

                   Bank is hereby authorized, at its election, at any time or times after the occurrence of an Event of Default, and without any further demand or notice except to such extent as notice may be required by applicable law, to sell or otherwise dispose of all or any of the Collateral at public or private sale; and Bank may also exercise any and all other rights and remedies of a secured party under the Code or which are otherwise accorded to it by applicable law, all as Bank may determine. If notice of a sale or other action by Bank is required by applicable law, Borrower agrees that five (5) days written notice to Borrower, or the shortest period of written notice permitted by such law, whichever is larger, shall be sufficient; and that to the extent permitted by such law, Bank, its officers, attorneys and agents may bid and become purchasers at any such sale, if public, and may purchase at any private sale any of the Collateral that is of a type customarily sold on a recognized market or which is the subject of widely distributed standard prices quotations, and any sale (public or private) shall be free from any right of redemption, which Borrower hereby waives and releases. No purchaser at any sale (public or private) shall be responsible for the application of the purchase money. Any balance of the net proceeds of sale remaining after paying all direct Obligations of Borrower to Bank, and all costs and expenses, including, without limitation, reasonable attorneys fees, and after retaining as Collateral security or applying as Bank may elect (in whole or in part at any time and from time to time) amounts equal to the aggregate of all other Obligations of Borrower to Bank, shall be returned to Borrower; and if there is a deficiency, Borrower shall be responsible for, the same, with interest.


LOAN AGREEMENT - PAGE 7 OF 9

                                       XI.

                   Borrower waives notice of nonpayment, demand, presentment, protest or notice of protest of the Collateral, and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof. No delay or omission of Bank in exercising or enforcing any of its rights, powers, privileges, remedies, immunities or discretions (all of which are hereinafter collectively referred to as "Bank's rights and remedies") hereunder shall constitute a waiver thereof; and no waiver by Bank of any default of Borrower hereunder should operate as a waiver of any other default hereunder. No term or provision hereof shall be waived, altered or modified except with the prior written consent of Bank, which consent makes explicit reference to this Agreement. Except as provided in the preceding sentence, no other agreement or transaction, of whatsoever nature, entered into between Bank and Borrower at any time (whether before, during or after the effective date or term of this Agreement, shall be construed in any particular as a waiver, modification or limitation of any of Bank's rights and remedies under any such other agreement or transaction), but all of Bank's rights and remedies not only under the provisions of this Agreement but also of any such other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by Bank at such time or times and in such order of preference as Bank in its sole discretion may determine.

                   XII. If any provision of this Agreement or portion of such provision of the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

                                      XIII.

                   This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and shall remain in full force and effect (and Bank shall be entitled to rely thereon, notwithstanding payment of all Obligations of Borrower to Bank at any time or times) until terminated as to future transactions by written notice from either party to the other party of the termination hereof; provided that any such termination shall not release or affect any Collateral in which Bank already has a security interest or any Obligation incurred or rights accrued hereunder prior to the effective date of such notice (as hereinafter defined) of such termination.

                                      XIV.

                   Any notices under or pursuant to this Agreement shall be deemed duly received by Borrower and effective if delivered in hand to any officer or agent of Borrower, or if mailed by registered or certified mail, return receipt requested, addressed to Borrower at Borrower's last address on Bank's records.





LOAN AGREEMENT - PAGE 8 OF 9

                   Any notices to Bank under or pursuant to this Agreement shall be mailed to Bank by registered or certified mail, returned receipt requested, addressed to Bank as follows: Texas Bank, 102 N. Main Street, P. O. Box 760, Weatherford, Texas 76086, and shall be deemed effective five (5) days after receipt by Bank.

                   EXECUTED THIS THE 30th day of September, 1991.

GUARANTORS:                       TEXAS BANK
WEATHERFORD, TEXAS

/c/ Gary W.Havener                By:/s/ R.Glen Wright
--------------------------        ------------------------------
Gary Havener, Individually        R. Glen Wright, Vice President



HAVENER ENTERPRISES, INC          ANTENNA PRODUCTS CORPORATION

By: /s/ Gary W.Havener            By: /s/ Gary L. Skaggs
------------------------          ------------------------------
Gary Havener, President           Gary Skaggs, President

































LOAN AGREEMENT - PAGE 9 OF 9

                           (Corporate Acknowledgment)

STATE OF TEXAS
COUNTY OF PARKER

             This instrument was acknowledged before me on the 30th
             ------------------------------------------------------

                           (Corporate Acknowledgment)

STATE OF TEXAS
COUNTY OF PARKER

                   This instrument was acknowledged before me on the 30th day of September, 1991, by Gary Skaggs, President of Antenna Products Corporation, a Texas Corporation, on behalf of said Corporation.

                                                   /s/ Ginger Martin
                                                   -----------------------------
                                                   Notary Public, State of Texas


                           (Corporate Acknowledgement)

STATE OF TEXAS
COUNTY OF PARKER

                   This instrument was acknowledged before me on the 30th day of September, 1991 by R. Glen Wright, Vice President of Texas Bank, Weatherford, a Texas Corporation, on behalf of said Corporation.

                                                   /s/ Ginger Martin
                                                   -----------------------------
                                                   Notary Public, State of Texas


                                (Acknowledgment)

                   STATE  OF  TEXAS  COUNTY  OF  PARKER  This   instrument   was
 acknowledged before me on the 30th day of September, 1991 by Gary Havener.

                                                   /s/Ginger Martin
                                                   -----------------------------
                                                   Notary Public, State of Texas